INDEMNIFICATION AND ESCROW AGREEMENT


          THIS INDEMNIFICATION AND ESCROW AGREEMENT, dated as of July 19, 1996 (the "Agreement"), by and among Mid-West Automation Enterprises, Inc., an Illinois corporation (the "Company"), the stockholders of the Company listed on Exhibit A attached hereto (the "Stockholders"), and LaSalle National Trust, N.A., as Escrow Agent ("Escrow Agent").

          WHEREAS, Automation Acquisition Corporation, an Illinois corporation ("AAC"), the Company and the Stockholders have entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of AAC with and into the Company (the "Merger") (the Company, as the surviving corporation in the Merger, sometimes referred to herein as the "Surviving Corporation");

          WHEREAS, Section 3.2(b) of the Merger Agreement provides for the delivery of a sum equal to Five Million Dollars ($5,000,000) (the "Escrow Amount") to the Escrow Agent at the Closing of the Merger, such Escrow Amount to be delivered to and maintained by the Escrow Agent in accordance with the terms of this Agreement; and

          WHEREAS, the parties hereto desire to provide for indemnification for breaches of representations, warranties and covenants and for certain other matters under the Merger Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:


1.        DEFINITIONS.

          Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.


2.        INDEMNIFICATION.

          (a)  Subject to the limitations hereinafter set forth in this
Section 2, from and after the Effective Time, the Stockholders shall, jointly and severally, protect, defend, hold harmless and indemnify the Surviving Corporation, its officers, directors, stockholders, employees and agents, and their respective successors and assigns from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement and judgment and interest) (collectively, the "Losses") that may be suffered or incurred by any of them arising from or by reason of any of the following:

               (i) Any breach of any of the representations or warranties made by the Company in Sections 5.5(c), 5.7(d), 5.11(h) or 5.28 of the Merger Agreement or by the Stockholders in Section 6.1 or 6.4 of the Merger Agreement;
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               (ii)  Any breach of any representation or warranty made by the Company or the Stockholders in the Merger Agreement (other than in Sections 5.5(c), 5.7(d), 5.11(h), 5.28, 6.1 and 6.4 or in Section 5.10 to the
extent such breach relates to a taxable period, or portion thereof beginning after May 28, 1995) or contained in any certificate executed by the Company or the Stockholders and delivered to AAC in connection with the Merger;

               (iii) Any breach of any covenant or agreement made by the Company in the Merger Agreement to the extent such breach occurred on or prior to the Closing Date;

               (iv) Any breach of any covenant or agreement made by the Stockholders in the Merger Agreement, this Agreement or any other document or agreement executed by the Stockholders and delivered to AAC in connection with the Merger;

               (v) Any liabilities for Taxes (other than sales or use Taxes) attributable to the operations of the Company for taxable periods, or portions thereof, prior to and including the fiscal year ended May 28, 1995, except to the extent such liabilities result in reductions of Taxes attributable to later periods or to the extent such liabilities are caused by an accounting change required by the Buyer and excluding from any such Losses any costs and expenses incurred in connection with any routine audit of the Company by a Taxing Authority prior to any assertion by such Taxing Authority that additional Taxes are due in relation to such periods;

               (vi) Any liabilities for sales or use Taxes attributable to the operations of the Company prior to and including the Closing Date; and

               (vii) Any and all costs and expenses (including without limitation reasonable legal fees) incident to the enforcement of the provisions of this Section 2.

          (b)  Subject to the limitations hereinafter set forth in this
Section 2, from and after the Effective Time, the Surviving Corporation shall protect, defend, hold harmless and indemnify the Stockholders, their respective personal or legal representatives, and their respective successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of any of the following:

               (i) Any breach of any representation, warranty, covenant or agreement made by AAC in the Merger Agreement or contained in any certificate executed by AAC and delivered to the Company or the Stockholders in connection with the Merger Agreement;

               (ii) Any claims of any broker, investment banker, Person or firm acting on behalf of AAC or its Affiliates for a broker's or finder's fee or any other commission or similar fee arising in connection with the transactions contemplated by the Merger Agreement; and

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

               (iii) Any and all costs and expenses (including without limitation, reasonable legal fees) incident to the enforcement of the provisions of this Section 2.

          (c) INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

               (i) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims ("Third Party Claim") asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and
(ii) transmit to the Indemnifying Party with a copy to the Escrow Agent, a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party's request for indemnification under this Agreement.

               (ii) Within ten (10) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

               (iii) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Agreement and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 2(c). The Indemnifying Party shall have full control of such defense and proceedings including any compromise or settlement thereof; provided, however, that any such compromise or settlement involving non-monetary obligations of the Indemnified Party, or otherwise having a direct effect upon its continuing operations, shall be subject to the consent of the Indemnified Party. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which are not unnecessarily prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any

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

Third Party Claim controlled by the Indemnifying Party pursuant to this
Section 2(c) and, except as permitted pursuant to this Section 2(c), shall bear its own costs and expenses with respect to such participation.

              (iv) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 2(c), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to
Section 2(c) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld or delayed, any compromise or settlement of such Third Party Claim. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 2(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. If requested by the Indemnified Party, the Indemnifying Party shall cooperate, at its sole cost and expense, with the Indemnified Party and its counsel in contesting any Third Party Claim so contested by the Indemnified Party, including, without limitation, the making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person.

               (v) In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party, with a copy to the Escrow Agent, a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

               (vi) Payments of all amounts owing by the Indemnifying Party pursuant to Sections 2(c)(iii) and (iv) shall be made not later than thirty
(30) days after the latest of (A) the settlement of the Third Party Claim,
(B) the expiration of the period for appeal of a final adjudication of such Third Party Claim or (C) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 2(c)(v) shall be made not later than thirty (30) days after the expiration of the thirty-day Indemnity Notice period or, if the Indemnifying Party has timely disputed such claim, the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

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

               (vii)  The failure to provide notice as provided in this
Section 2(c) shall not excuse any party from its continuing obligations hereunder; however, any claim shall be reduced by the damages resulting from such party's delay or failure to provide notice as provided in this Section 2(c).

               (viii) Notwithstanding anything to the contrary in this
Section 2(c), should any Third Party Claim hereunder involve a situation where the Indemnified Party reasonably anticipates that part of the claim will be borne by it and part of the claim will be borne by the Indemnifying Party due to the existence of the limitations in Sections 2(e) and 2(f), the parties shall jointly consult and proceed as to any such Third Party Claim.

          (d) With respect to claims made under Section 2 and Section 3 hereto, the Stockholders hereby waive and agree not to assert against the Company, its officers, directors, employees or agents, any claims for contribution or indemnification with respect to the representations, warranties and agreements made by the Company with respect thereto.

          (e) The Stockholders shall have no liability hereunder to indemnify the Company for Losses arising under Section 3 or Sections 2(a)(ii) or (v) or under Section 2(a)(vii) to the extent incurred in connection with such breach or breaches described in Section 2(a)(ii) or (v) until the aggregate of all Losses described in Section 3 and in Section 2(a) exceed three hundred thousand dollars ($300,000) (the "Basket Amount"), in which event the Company shall be entitled to indemnification for all such Losses to the extent that they exceed the Basket Amount. The maximum aggregate amount which the Company shall be entitled to recover from the Stockholders after the Effective Time under Section 3 and Section 2(a) shall not exceed Five Million Dollars ($5,000,000) (the "Ceiling Amount"); provided that this sentence shall not apply with respect to the obligations of the Stockholders to indemnify the Company under Section 2(a)(i) or under Section 2(a)(vii).

          (f) The Company shall have no liability hereunder to indemnify the Stockholders for Losses arising under Section 2(b)(i) or under Section 2(b)(iii) to the extent incurred in connection with such breach or breaches described in Section 2(b)(i) until the aggregate of all Losses described in
Section 2(b) exceed the Basket Amount, in which event the Stockholders shall be entitled to indemnification for all such Losses to the extent that they exceed the Basket Amount. The maximum aggregate amount which the Stockholders shall be entitled to recover from the Company after the Effective Time under Section 2(b) shall not exceed the Ceiling Amount; provided that this sentence shall not apply with respect to the obligations of the Company to indemnify the Stockholders under Section 2(b)(ii) or under
Section 2(b)(iii).


3. COMPLIANCE WITH ENVIRONMENTAL REGULATORY REQUIREMENTS AND ENVIRONMENTAL INDEMNIFICATION.

          (a) Subject to Section 2(e), but notwithstanding any other provision of this Agreement or the Merger Agreement to the contrary, the Stockholders, jointly and severally, shall be responsible for, and shall indemnify and defend the Company against

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

and save it harmless from, against, and in respect of, and covenant not to sue the Company, its respective officers, directors, stockholders and agents, and their respective successors and assigns for, any and all Losses incurred with regard to the matters which are the subject of Section 5.22 of the Merger Agreement or based upon the presence of or any release or disposal of any Hazardous Material occurring prior to the Closing Date whether caused by any act or omission of a third party or parties or by virtue of any condition or use of the properties owned, leased, operated or controlled by the Company or its respective predecessors in interest.

          (b) The indemnification of this Section 3 shall include any and all Losses relating to or arising out of any claim by any Person or regulatory agency arising out of, related to or in connection with (i) any violation or alleged violation of any Environmental Law, attributable to circumstances or events arising or occurring prior to the Closing Date;
(ii) any violation or alleged violation, attributable to circumstances or events arising or occurring prior to the Closing Date, of any federal, state, local or foreign license, permit or other government approval, authorization, order, decree, judgment, injunction, notice, or request for information pertaining to any environmental matter; (iii) the generation, transport, treatment, recycling, storage or disposal of Hazardous Material, or arrangement therefor, prior to the Closing Date, by the Company or any of its predecessors in interest; and (iv) any remedial action or corrective action (as the latter term is used in Sections 3004(u), 3004(v), and 3008(h) of the Resource Conservation and Recovery Act) arising out of, related to, or in connection with property owned, leased, operated, or controlled by the Company at which Hazardous Material was generated, treated, stored or disposed of prior to the Closing Date. In the event that liabilities and costs result from circumstances or events arising or occurring both before and after the Closing Date, the Stockholders shall be liable under this paragraph only for those liabilities and costs attributable to circumstances or events arising or occurring prior to the Closing Date. If costs and liabilities are not clearly allocable to circumstances or events arising or occurring either before or after the Closing Date, such allocation shall be made in an equitable manner.

          (c) The indemnification of this Section 3 shall also include any Losses relating to or arising out of any claim of injury to employees of the Company caused by the use of asbestos in any manner, provided that this indemnification shall only be applicable to the extent such injury results from asbestos which was present in any product or asset of the Company or any of its subsidiaries on or prior to the Closing Date.


4.        DEPOSIT OF ESCROW FUNDS.

          Upon the execution of this Agreement, AAC will deliver to the Escrow Agent the Escrow Amount by wire transfer, the receipt of which is hereby acknowledged by the Escrow Agent. The Escrow Agent shall invest the Escrow Amount in an account identified as being established pursuant to this Agreement (the "Escrow Account"). The Escrow Agent will hold said Escrow Amount together with all investments thereof, additions thereto and all interest accumulated thereon and proceeds therefrom (the "Escrow Funds") in escrow upon the terms and conditions set forth in this Agreement

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

and shall not withdraw the Escrow Funds from the Escrow Account except as provided herein.


5.        INVESTMENTS.

          (a) The Escrow Agent shall invest and reinvest from time to time the Escrow Funds in any investment agreed to in writing by the Stockholders and the Company. In the absence of such direction, the Escrow Agent shall invest the Escrow Funds in the Rembrandt Treasury Money Market Fund or the Rembrandt Government Money Market Fund. It is expressly agreed that any Investments may be purchased by the Escrow Agent notwithstanding that an affiliate of the Escrow Agent has underwritten, privately placed or made a market for, any such Investments, or may in the future underwrite, privately place or make a market in any such Investments. To the extent the Escrow Agent invests any funds in the manner provided for in this Section, no party hereto shall be liable for any loss which may be incurred by reason of any such investment.

          (b) The Escrow Agent shall have the power to reduce, sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Funds pursuant to
Section 6 hereof. The Escrow Agent shall have no liability for any investment losses resulting from the investment, reinvestment, sale or liquidation of any portion of the Escrow Funds, except in the case of the gross negligence or willful misconduct of the Escrow Agent.


6.        CLAIMS.

          (a) At any time and from time to time, during the period from the Closing through the Escrow Expiration Date (as defined in Section 8 hereof), the Company may give to the Escrow Agent a copy of one or more Claims Notices or Indemnity Notices, as described in Section 2(c). Upon receipt of a Claims Notice or an Indemnity Notice, the Escrow Agent shall, if such Claims Notice or Indemnity Notice sets forth the amount of such claim, hold a portion of the Escrow Fund equal to the amount of such claim as set forth in such Claims Notice or Indemnity Notice (or, if the amount set forth exceeds the entire amount of the Escrow Fund, the entire amount of the Escrow Fund) in escrow until receiving notice of a Determination (as defined in Section 6(b) below) of such claim. If the Claims Notice or Indemnity Notice states that the amount of such claim is not reasonably ascertainable by the Company, the Escrow Agent shall hold the entire amount of the Escrow Fund then in its possession until subsequently notified by the Company of the amount of such claim, and thereafter shall hold a portion of the Escrow Fund equal to the amount of such claim as set forth in such subsequent notice in escrow until Determination of such claim. In the case of any claim, the amount of which is not reasonably ascertainable by the Company at the time the Claims Notice or Indemnity Notice of such claim is given, the Company agrees to notify the Escrow Agent and the Stockholders in writing of the amount of such claim promptly after such amount becomes reasonably ascertainable by the Company.

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

          (b) For the purpose of this Agreement, a "Determination" shall mean (i) a written compromise or settlement signed by the Company and the Stockholders or (ii) a binding arbitration award or a judgment of a court of competent jurisdiction in the United States of America or elsewhere (the time for appeal having expired and no appeal having been perfected) in favor of the Company and against the Stockholders and based on a Claim under
Section 2(a) or Section 3 of this Agreement; provided, however, that in the case of a claim described in an Indemnity Notice, the Indemnity Notice to the Escrow Agent setting forth the amount thereof as reasonably ascertained by the Company shall constitute a Determination of such claim unless, within thirty (30) days of the receipt by the Stockholders of such Indemnity Notice, as above provided, including the amount of such claim, the Stockholders notify the Escrow Agent that they dispute such amount in whole or in part (an "Objection").

          (c) Within ten (10) business days following notice of a Determination, the Escrow Agent shall disburse to the Company from the Escrow Funds the amount set forth in such Determination. In the event of an Objection, the Escrow Agent shall release the amount which is not in dispute, if any, and shall hold the amount in dispute until such Objection is resolved in accordance with the provisions of Section 7 hereof.

          (d) On a semi-annual basis on January 17 and July 17, commencing on January 17, 1997, the Escrow Agent shall distribute to the Stockholders in accordance with the percentages set forth on Exhibit A any and all interest and other earnings accumulated in the Escrow Account.

          (e) On April 18, 1997, the Escrow Agent shall distribute to the Stockholders in accordance with the percentages set forth in Exhbiit A an amount equal to the excess, if any, of the Escrow Funds remaining at that time over the sum of (a) Two Million Five Hundred Thousand Dollars ($2,500,000) and (b) the amount of the Escrow Funds set aside by the Escrow Agent for Claims of the Company pursuant to Section 6(a).

          (f) On November 19, 1997, the Escrow Agent shall distribute to the Stockholders in accordance with the percentages set forth in Exhibit A an amount equal to the Escrow Funds remaining at that time minus the amount of the Escrow Funds set aside by the Escrow Agent for Claims of the Company pursuant to Section 6(a).


7.        SETTLEMENT OF DISPUTES.

          Any dispute which may arise under this Agreement with respect to the delivery and/or ownership or right of possession of the Escrow Funds or any part thereof, or the duties of the Escrow Agent hereunder, shall be settled either by mutual agreement of the Company and the Stockholders (evidenced by appropriate instructions in writing to the Escrow Agent, signed by such parties) or by a binding arbitration award or a final order, decree or judgment of any appropriate court located in the State of Illinois or any other jurisdiction (the time for appeal having expired and no appeal having been perfected), each party or parties bearing its own costs and expenses with respect to the dispute; provided, however, that neither the Company nor the Stockholders shall have the right to dispute any claim which has been the subject of a Determination. The Escrow Agent shall be under no duty whatsoever to institute or

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

defend any such proceedings. Prior to the settlement of any such dispute, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, that portion of the Escrow Funds which is the subject of such dispute.


8.        TERMINATION OF ESCROW AGREEMENT.

          (a) The escrow created pursuant to this Agreement shall terminate upon the earlier to occur of: (i) the date sixteen (16) months from the Closing Date; and (ii) the distribution of all of the Escrow Funds by the Escrow Agent pursuant to this Agreement (the earliest to occur of (i) and (ii) above being hereinafter referred to as the "Escrow Expiration Date"); provided, however, that if there are any unresolved or unsettled claims pursuant to Section 2(a) or 3 of this Agreement outstanding on the last day of the foregoing sixteen (16) month period, this Agreement will not terminate until the resolution of all such claims.

          (b) As soon as practicable after the Escrow Expiration Date, the Escrow Agent shall promptly deliver to the Stockholders out of the Escrow Fund the excess, if any, of the total amount remaining in the Escrow Funds over the sum of all amounts under unresolved or unsettled claims then outstanding, and the Escrow Agent shall continue to retain in the Escrow Funds all such amounts under unresolved or unsettled Claims then outstanding, subject to the terms of this Escrow Agreement until resolution of such claims. Payments from the Escrow Funds to the Stockholders shall be made as to the Stockholders in accordance with his written directions to the Escrow Agent.

          (c) The occurrence of the Escrow Expiration Date, the termination of the escrow and the distribution of all of the Escrow Funds shall not terminate this Agreement or the indemnification obligations of the Surviving Corporation and the Stockholders hereunder, which obligations shall continue until ninety (90) days after the expiration of the applicable limitations period for any claim for which indemnification may be sought under this Agreement.


9.        CONCERNING THE ESCROW AGENT.

          (a) The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein. The Escrow Agent may consult with counsel and shall have no liability hereunder except for its own gross negligence or willful misconduct. It may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it reasonably believes to be genuine and to have been signed or presented by a proper person or persons.

          (b) The Escrow Agent shall have no duties with respect to any agreement or agreements with respect to any or all of the Escrow Funds other than as provided in this Agreement. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects. Notwithstanding any provision to the contrary contained in

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

any other agreement, the Escrow Agent shall have no interest in the Escrow Funds except as provided in this Agreement.

          (c) So long as the Escrow Agent shall have any obligation to pay any amount to the Stockholders and/or the Company from the Escrow Fund hereunder, the Escrow Agent shall keep proper books of record and account, in which full and correct entries shall be made of all receipts, disbursements and investment activity in the Escrow Account.

          (d) The Escrow Agent shall not be bound by any modification of this Agreement affecting the rights, duties and obligations of the Escrow Agent unless such modification shall be in writing and signed by the other parties hereto, and the Escrow Agent shall have given its prior written consent thereto. The Escrow Agent shall not be bound by any other modification of this Agreement unless the Escrow Agent shall have received written notice thereof.

          (e) The Escrow Agent may resign as escrow agent at any time by giving thirty (30) days written notice by registered or certified mail to the Company and the Stockholders and such resignation shall take effect at the end of such 30 days or upon earlier appointment of a successor. A successor escrow agent hereunder may be appointed by designation in writing signed by the Company and the Stockholders. The Company and the Stockholders undertake to utilize their best efforts to arrange for the appointment of a successor escrow agent. If any instrument of acceptance by a successor escrow agent shall not have been delivered to the Escrow Agent within sixty (60) days after the giving of such notice of resignation, the resigning Escrow Agent may at the expense of the Stockholders and the Company petition any court of competent jurisdiction for the appointment of a successor escrow agent.

          (f) If at any time hereafter the Escrow Agent shall resign, be removed, be dissolved or otherwise become incapable of acting, or the bank or trust company acting as the Escrow Agent shall be taken over by any government official, agency, department or board, or the position of the Escrow Agent shall become vacant for any of the foregoing reasons or for any other reason, the Stockholders and the Company shall appoint a successor escrow agent to fill such vacancy.

          (g) Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Company and the Stockholders, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further act, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to its successor.

          (h) The Company and the Stockholders shall share equally the fee charged by the Escrow Agent for performing its services hereunder. Except as provided in subsection 9(i) hereof, the Company and the Stockholders shall share equally any reasonable out of pocket cost incurred by the Escrow Agent in performing its duties hereunder. This covenant shall survive termination of this Agreement.

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

          (i) The Company and the Stockholders shall indemnify and hold the Escrow Agent harmless from and against any and all expenses (including reasonable attorneys' fees), liabilities, claims, damages, actions, suits or other charges ("Agent Claims") incurred by or assessed against the Escrow Agent for anything done or omitted by the Escrow Agent in the performance of the Escrow Agent's duties hereunder, except such which result from the Escrow Agent's bad faith, gross negligence or willful misconduct. Agent Claims payable hereunder shall be paid one-half by the Company and one-half by the Stockholders. This indemnity shall survive the resignation of the Escrow Agent or the termination of this Agreement.

          (j) To the extent any amount due to the Escrow Agent pursuant to Sections 9(h) or 9(i) is not paid, the Escrow Agent may deduct the same from the Escrow Account.

          (k) The Escrow Agent's fees shall be a $500.00 acceptance fee and an annual fee of $3,500.00.


10.       MISCELLANEOUS.

          (a) This Agreement shall be construed by and governed in accordance with the laws of the State of Illinois, without regard to such jurisdiction's conflicts of laws principals.

          (b) This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

          (c) This Agreement may be executed in one or more counterparts which taken together shall constitute but one and the same instrument.

          (d) Section headings contained herein have been inserted for reference purposes only and shall not be construed as part of this Agreement.

          (e) This Agreement, the Merger Agreement and the other documents delivered pursuant thereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof; and this Agreement may be modified or amended only by a written instrument duly executed by all parties hereto or their respective successors or assigns.

          (f) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (unless otherwise specifically provided for herein) if delivered personally (including by courier), telecopied (which is confirmed) or mailed (registered or certified mail), postage prepaid or:

          If to the Company:

               Mid-West Automation Enterprises, Inc.
               c/o DT Industries, Inc.
               Corporate Center, Suite 2-300
               1949 East Sunshine
               Springfield, MO  65804
               Attention:  Chief Executive Officer
               Telecopier No. - (417)-890-0525

          with a copy to:

               Dickstein Shapiro Morin & Oshinsky L.L.P.
               2101 L Street, N.W.
               Washington, D.C.  20037
               Attention:  Ira H. Polon, Esquire
               Telecopier No. - (202) 887-0689

          If to the Stockholders:

               c/o Robert Eitzinger
               3675 Cuba Road
               Long Grove, IL  60047

          with a copy to:

               Rudnick & Wolfe
               203 North LaSalle Street
               Suite 1800
               Chicago, IL  60601-1293
               Attention: Allen J. Ginsburg, Esquire
               Telecopier No. - (312) 984-2299

          If to the Escrow Agent:

               LaSalle National Trust, N.A.
               135 South LaSalle Street
               Suite 1825
               Chicago, IL  60603
               Attention: Estelita B. Esmenda
               Telecopier No. - (312) 904-2236

or to such other addresses or persons as any party may have furnished to the other parties in writing, in accordance herewith, provided, however, that notices to the Escrow Agent shall be deemed effective only upon receipt.

          (g) The Escrow Agent shall not be liable to pay any tax on any interest earned on the Escrow Amount, it being the understanding of the parties that any tax attributable to interest earned on the Escrow Funds shall be the responsibility of the

Stockholders. The tax identification number of each of the Stockholders is set forth on Exhibit A.

          (h) All actions required or permitted to be taken by the Stockholders under this Agreement (including giving, receiving and making all accountings, reports, notices, consents, waivers and amendments) shall be made or taken by the holders of the majority of the outstanding stock of the Company immediately prior to the Effective Time, as reflected on Exhibit A, and any action taken by such majority Stockholders hereunder shall be binding upon all of the Stockholders, and the Surviving Corporation, the Escrow Agent and any other Person dealing with such Stockholder or Stockholders shall be entitled to rely on any action, notice, consent, election, certificate or other document or instrument as if received from all of the Stockholders.

          (i) If any party hereto refuses to comply with, or at any time violates or attempts to violate, any term, covenant or agreement contained in this Agreement, any other party hereto may, by injunctive action, compel the defaulting party to comply with, or refrain from violating, such term, covenant or agreement, and may, by injunctive action, compel specific performance of the obligations of the defaulting party.

          (j) Except as provided herein, the rights and obligations of the parties under this Agreement shall not be assigned to any person or entity, without the written consent of the other parties.


         [The balance of this page has been intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.


                                       MID-WEST AUTOMATION ENTERPRISES,
                                          INC.


                                       By: /s/ Robert Eitzinger
                                           -----------------------------------
                                           Name:  Robert Eitzinger
                                           Title: Chairman and President



                                       STOCKHOLDERS:


                                       RGA ASSOCIATES, an Illinois limited
                                       partnership


                                       By:  RGA Associates, Inc., general
                                       partner


                                            By: /s/ Robert Eitzinger
                                                ------------------------------
                                                Robert Eitzinger
                                                President



                                      /s/ Gisela Eitzinger
                                      ----------------------------------------
                                       Gisela Eitzinger, as co-Trustees under
                                       Robert Eitzinger Trust No. 1 dated
                                       January 5, 1989


                                       /s/ Kenneth R. Vernon
                                       ----------------------------------------
                                       Kenneth R. Vernon, as co-Trustee under
                                       Robert Eitzinger Trust No. 1 dated
                                       January 5, 1989

                                       ESCROW AGENT:


                                       LASALLE NATIONAL TRUST, N.A.


                                       By: /s/ Estelita B. Esmenda
                                           -----------------------------------
                                           Estelita B. Esmenda
                                           Assistant Vice President

          Subject to the limitations set forth in Section 2(e), the undersigned hereby unconditionally guarantee the full and punctual payment and performance of all of the obligations of the Stockholders to the Surviving Corporation arising under this Agreement. The liability of the undersigned guarantors hereunder shall be primary, and in any right of action which shall accrue to the Surviving Corporation under this Agreement, the Surviving Corporation may, at its option, proceed against the undersigned without having commenced any action, or having obtained any judgment, against the Stockholders; provided, however, prior to proceeding against the undersigned guarantors, the Surviving Corporation shall first seek recovery from funds in the Escrow Account, if any, that are not otherwise subject to a claim by the Surviving Corporation under this Agreement.


                                       /s/ Robert Eitzinger
                                       -----------------------------------
                                       Robert Eitzinger



                                       /s/ Gisela Eitzinger
                                       -----------------------------------
                                       Gisela Eitzinger

                                      NOTE

     The following page contains a list of Exhibits and Schedules which have been intentionally omitted by the Registrant pursuant to Item 601(b)(2) of Regulation S-K.

     A copy of any omitted Exhibit or Schedule will be provided to the Securities and Exchange Commission upon request.

Exhibit A      Stockholders of the Company; Percentages and Taxpayer
               Identification Numbers